UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2008

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

California	0-11868	95-3533362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Nancy Ridge Drive, Suite 300, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 535-0202

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

At the May 8, 2008, Annual Meeting of Shareholders of CardioDynamics International Corporation (the “Company”), shareholders of the Company approved an amendment to the Company’s Articles of Incorporation to (i) give effect to a one-for-seven reverse stock split of the outstanding common stock of the Company and (ii) reduce proportionately the number of authorized shares of common stock and preferred stock of the Company. Shareholders also re-elected the Board of Directors and ratified the Board’s appointment of BDO Seidman, LLP as the Company’s independent registered accounting firm.

The Board of Directors has designated the close of business on May 8, 2008 as the record date for the reverse stock split. The amended Articles of Incorporation implementing the reverse stock split became effective at the close of business on May 8, 2008. Trading in the split-adjusted shares of the Company’s common stock commenced at the opening of business on May 9, 2009.

Pursuant to the reverse stock split, each seven shares of issued and outstanding common stock were automatically combined into and became one share of common stock. No fractional shares were issued in connection with the reverse stock split, and holders of fractional shares will receive cash in lieu of their fractional shares.

In connection with the reverse stock split, the number of authorized shares of common stock was reduced from 100,000,000 to approximately 14,285,714 and the authorized shares of preferred stock was reduced from 18,000,000 to approximately 2,571,429. After giving effect to the reverse stock split, the Company has approximately 7,193,328 shares of common stock outstanding. The reverse stock split affected all shares of the Company’s common stock, including underlying stock options and convertible notes outstanding on the record date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release issued by the Company on May 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2008	CARDIODYNAMICS INTERNATIONAL CORPORATION

	By:	/s/ Stephen P. Loomis
Stephen P. Loomis Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on May 8, 2008.